Renewal of Distribution Agreement

Agreement made this 4th day of August, 2015 by and between Nuveen Multistate Trust II (formerly, Nuveen Flagship Multistate Trust II), a Massachusetts business trust (the “Fund”), and NUVEEN SECURITIES, LLC (formerly, Nuveen Investments, LLC), a Delaware limited liability company (the “Underwriter”);

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the “Agreement”) pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 8, 2015 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 8, 2016 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 8, 2016 and ratify and confirm the Agreement in all respects.

NUVEEN MULTISTATE TRUST II

By:/s/ Kevin J. McCarthy
Vice President
ATTEST:

/s/ Virginia O’Neal
NUVEEN SECURITIES, LLC

By: /s/ Gifford R. Zimmerman
Managing Director
ATTEST:

/s/ Virginia O’Neal